EXHIBIT 10.42

               RESOLUTION ADOPTED BY THE EXECUTIVE COMMITTEE
                        OF THE BOARD OF DIRECTORS OF
                      GULFSTREAM AEROSPACE CORPORATION
                            ON DECEMBER 2, 1998



     RESOLVED, that the number of shares of common stock of the Corporation, par value $.01 per share, available for issuance under the Corporation's 1990 Stock Option Plan, as amended, be, and hereby is, increased by 500,000 shares.